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Exhibit 10.10

Settlement Agreement

        This Settlement Agreement concerning the Toll Manufacturing Agreement and to the Asset Sale Agreement both dated June 26, 2003, is made effective as of December 20, 2004 ("Effective Date"), by and between Amphastar Pharmaceuticals, Inc., a company incorporated under the laws of Delaware, having its principal office at 11570 Sixth Street Rancho Cucamonga, CA, 91730 (hereinafter "Amphastar") and Organon USA Inc., a corporation incorporated under the laws of New Jersey, having a place of business at 56 Livingston Avenue, Roseland, NJ 07068 (hereinafter "Organon")

        Whereas, the parties acknowledge that Organon discontinued manufacturing Cortrosyn® on or around April, 2004 and Amphastar began manufacturing Cortrosyn® at such time;

        Whereas, the parties agree to amend certain provisions of the Toll Manufacturing Agreement and to terminate most of the Quality Agreement; and

        Whereas, the parties wish to settle their differences of opinions concerning payments under the Toll Manufacturing and Asset Sale Agreements;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which the parties hereby acknowledge, the parties agree as follows:

  1.
  Under the Toll Manufacturing Agreement Organon agrees to pay Amphastar $1,688,800, which amount will be deducted from the next payment due to Organon from Amphastar under Section 4.1(b) of the Asset Sale Agreement.

  2.
  The parties agree that the next payment under Section 4.1(b) of the Asset Sale Agreement, which will be $4,311,200, will be paid to Organon by Amphastar on June 26, 2005 and the following payment under Section 4.1(c) of the Asset Sale Agreement, which will be $6,000,000, will be paid to Organon by Amphastar on February 26, 2006.

  3.
  The parties agree that as of the Effective Date all of Organon's obligations in Sections 2.1, 2.2, 2.3, the second sentence of 3.2 (and Amphastar's obligations in the third sentence of 3.2) and the second paragraph of 12.1 of the Toll Manufacturing Agreement are terminated. Except as provided in the preceding sentence as to Section 2.1 of the Toll Manufacturing Agreement all rights and obligations of each of the parties shall remain in full force and effect unless agreed upon in writing by the parties. All of Organon's obligations in the Quality Agreement, except Organon's obligation in Section 8.6.2 to retain production batch records for 2 years after batch expiration and in Section 8.6 to store and inspect samples are terminated.

  4.
  Each party shall, and shall cause its affiliates, successors, and assigns to release and discharge the other party, its affiliates, successors and assigns, jointly and severa11y, from any and all manners of claims, demands, lawsuits, actions, causes of action, rights, obligations, promises, agreements, damages, liabilities, losses, judgments, costs, invoices, payables, receivables, expenses, of whatever kind or character, in law or in equity, direct or indirect, whether known or unknown to the parties and/or their affiliates, whether foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, accruing prior to the Effective Date and relating to or arising from the Toll Manufacturing and Quality Agreements (collectively referred to as the "Claims"). Upon execution and delivery of this Agreement, each party does, and shall cause its affiliates, successors and assigns and their attorneys, to covenant and agree not to file, pursue or maintain any further Claim against the other Party, its Affiliates, successors, assigns, employees, officers, directors and agents.

  5.
  Except as expressly provided in this Settlement Agreement, all other terms, conditions and provisions of the Toll Manufacturing Asset Sale and Security Agreements shall continue to full force and effect as provided therein.

        IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed and delivered as of the day and year first above written.

Organon USA Inc.		Amphastar Pharmaceuticals, Inc.
By:	/s/ PATRICK J. OSINSKI	By:	/s/ DAVID W. NASSIF
Name:	Patrick J. Osinski	Name:	David W. Nassif
Title:	VP & GC	Title:	SVP of Global Licensing
By:	/s/ H. COSTERMANS
Name:	H. Costermans
Title:	VP Finance

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Exhibit 10.10